MALLON RESOURCES CORPORATION
999 18th Street, Suite 1700
Denver, Colorado 80202

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
September 3, 1996

To the Shareholders of MALLON RESOURCES CORPORATION:

As a shareholder of Mallon Resources Corporation, a Colorado corporation (the "Company"), you are invited to be present in person or to be represented by proxy at the Special Meeting of Shareholders (the "Special Meeting"), to be held at the Company's offices, 999 18th Street, Suite 1700, Denver, Colorado on Tuesday, September 3, 1996 at 8:00 a.m., Denver time, for the following purposes:

1. To consider and vote upon a proposal to authorize an amendment to the Company's Restated Articles of Incorporation to effect a reverse stock split that would result in the reclassification of each four shares of Common Stock held into one share and to authorize a reduction in the stated capital of the Company.

2. To transact such other business as may be properly brought before the Special Meeting and any adjournment thereof.

Shareholders of the Company of record at the close of business on August 7, 1996, are entitled to vote at the meeting and all adjournments thereof.

ALL SHAREHOLDERS ARE URGED EITHER TO ATTEND THE MEETING OR TO BE REPRESENTED BY PROXY. IF A QUORUM IS NOT PRESENT AT THE MEETING, A VOTE FOR ADJOURNMENT WILL BE TAKEN AMONG THE SHAREHOLDERS PRESENT OR REPRESENTED BY PROXY. IF A MAJORITY OF THE SHAREHOLDERS PRESENT OR REPRESENTED BY PROXY VOTE FOR ADJOURNMENT, IT IS THE COMPANY'S INTENTION TO ADJOURN THE MEETING UNTIL A LATER DATE AND TO VOTE PROXIES RECEIVED AT SUCH ADJOURNED MEETING(S).

IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED BUSINESS REPLY ENVELOPE. If you later find that you can be present or for any other reason desire to revoke your proxy, you may do so at any time before the voting.

By order of the Board of Directors

 /s/ Carolena F. Chapman

CAROLENA F. CHAPMAN
CORPORATE SECRETARY

Denver, Colorado
August 14, 1996


PROXY STATEMENT OF MALLON RESOURCES CORPORATION
999 18th Street, Suite 1700
Denver, Colorado  80202

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of Mallon Resources Corporation (the "Company") of proxies to be voted at the Special Meeting of Shareholders (the "Special Meeting") to be held on Tuesday, September 3, 1996, at the Company's offices, 999 18th Street, Suite 1700, Denver, Colorado at 8:00 a.m., Denver time, and at any adjournment thereof. Each holder of record at the close of business on August 7, 1996 (the "Record Date") of shares of the Company's Common Stock, Par Value $.01 Per Share (the "Common Stock"), will be entitled to one vote for each share so held. As of that date, there were 8,333,222 shares of Common Stock issued and outstanding. Also outstanding were 1,100,918 shares of the Company's Series A Convertible Preferred Stock, $.01 par value (the "Series A Preferred") which are convertible into and carry the voting power of 1,113,173 shares of Common Stock and 400,000 shares of the Company's Series B Mandatorily Redeemable Convertible Preferred Stock, $.01 par value (the "Series B Preferred"), which carry no voting rights.

Shares represented by properly executed proxy cards received by the Company at or prior to the Special Meeting will be voted according to the instructions indicated on the proxy card.
Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented for an amendment to the Company's Restated Articles of Incorporation (the "Articles of Incorporation") to effect a reverse stock split that would result in the reclassification of each four shares held of Common Stock into one share and to authorize a reduction in the stated capital of the Company. As to any other business that may properly come before the meeting, the persons named on the proxy card will vote according to their judgment. The enclosed proxy may be revoked prior to the meeting by written notice to the Secretary of the Company at 999 18th Street, Suite 1700, Denver, Colorado 80202, or by written or oral notice to the Secretary at the Special Meeting at any time prior to being voted. This Proxy Statement and the Proxy Card enclosed herewith were first sent to Shareholders of the Company on or about August 15, 1996.

If a quorum is not present at the meeting, a vote for adjustment will be taken among the shareholders present or represented by proxy. A quorum consists of one-third of the outstanding shares of Common Stock. If a majority of the shares of Common Stock represented by shareholders present at the meeting or represented by proxy vote for adjournment, it is the Company's intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting(s).

Under the law of Colorado, the Company's state of incorporation, "votes cast" at a meeting of shareholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions and broker non-votes will not be considered "votes cast" based on the Company's understanding of state law requirements. A "broker non-vote" occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Shareholders may not cumulate their votes.

PROPOSAL TO AMEND THE
ARTICLES OF INCORPORATION
TO EFFECT THE REVERSE STOCK SPLIT
AND TO AUTHORIZE A CHANGE IN STATED CAPITAL
___________________________________________

The Board of Directors of the Company has approved a proposal (the "Reverse-Split Proposal") authorizing, subject to shareholder approval, an amendment to the Company's Articles of Incorporation (the "Articles of Incorporation") to effect a reverse stock split of the Company's outstanding shares of Common Stock, by reclassifying each four outstanding shares of Common Stock held ("Old Common Stock") into one share of new Common Stock ("New Common Stock") and to authorize a reduction in the stated capital of the Company. The Articles of Amendment ("Articles of Amendment") to effect the Reverse-Split Proposal is in the form attached to this Proxy Statement as Appendix A.

Approval of the Reverse-Split Proposal by shareholders requires the affirmative vote of a majority of the shares of Common Stock voted on the issue.

GENERAL
_______
The Company is presently authorized to issue up to 35,000,000 shares of capital stock, of which 25,000,000 shares are Common Stock, $.01 Par Value and 10,000,000 are Preferred Stock, $.01 Par Value. Of the 10,000,000 shares of authorized Preferred Stock, the Company has authorized 1,467,890 shares of Series A Preferred and 500,000 shares of Series B Preferred.

PRINCIPAL EFFECTS OF REVERSE STOCK SPLIT
________________________________________
The principal effects of the Reverse-Split Proposal will be:

1. Based upon the 8,333,222 shares of Old Common Stock outstanding as of August 7, 1996, the adoption of the Reverse-Split Proposal would decrease the outstanding shares of Common Stock by approximately 75%, and thereafter approximately 2,083,305 shares of New Common Stock would be outstanding.

2. The Company is authorized under its Articles of Incorporation to issue up to 25,000,000 shares of Common Stock. The Company is not proposing to reduce the amount of its authorized Common Stock. If the Reverse-Split Proposal is adopted, the New Common Stock issued and outstanding will represent approximately 8.3% of the Company's authorized Common Stock whereas the Old Common Stock currently issued and outstanding represents approximately 33.3% of the authorized Common Stock. After giving effect to the Reverse-Split Proposal, approximately 22,395,059 shares of Common Stock (after giving effect to the issuance of 521,635 shares of New Common Stock upon conversion of the Series A Preferred and Series B Preferred) will be available for future issuance by the Board of Directors without further action by the shareholders.

3. As of August 7, 1996, there were outstanding options and warrants to purchase an aggregate of 527,656 shares of Old Common Stock. All of the outstanding options and warrants include provisions for adjustments in the number of shares covered thereby, and the exercise price thereof, in the event of a reverse stock split. If the Reverse-Split Proposal is approved and effected, there would be reserved for issuance upon exercise of all outstanding options and warrants a total of approximately 131,914 shares of New Common Stock. Each of the outstanding options and warrants would thereafter evidence the right to purchase 25% of the shares of Common Stock previously covered thereby, and the exercise price per share would be four times the previous exercise price.

4. 1,113,918 shares of Old Common Stock are currently reserved for issuance upon conversion of all outstanding Series A Preferred Stock. If the Reverse-Split Proposal is approved and effected, the conversion rate would be adjusted proportionately so that the new conversion rate would be 25% of the present conversion rate, and there would be reserved for issuance for this purpose approximately 278,479 shares of New Common Stock.

5. 973,370 shares of Old Common Stock are currently reserved for issuance upon conversion of 400,000 shares of the Company's Series B Preferred. If the Reverse-Split Proposal is approved and effected, the conversion rate would be adjusted proportionately so that the new conversion rate would be 25% of the present conversion rate, and there would be reserved for issuance for this purpose 243,342 shares of New Common Stock.

Assuming the Reverse-Split Proposal is approved and implemented, the Articles of Amendment amending the Articles of Incorporation will be filed with the Secretary of State of Colorado as promptly as practicable thereafter. The reverse stock split would become effective as of the close of business on the date of such filing (the "Effective Date").

REASONS FOR THE REVERSE-SPLIT PROPOSAL
______________________________________
The Company has filed a Registration Statement with the Securities and Exchange Commission for an offering of shares of Common Stock. The Company believes that the adoption of the Reverse-Split Proposal would increase the acceptance of the stock by the financial community and the investing public and, accordingly, should enhance shareholder value. The adoption of the Reverse-Split Proposal would decrease the number of shares outstanding and presumably increase the per share market price for the New Common Stock. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or the Company's reputation in the financial community, but in practice this is not necessarily the case, as many investors look upon a stock trading below $5.00 as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. Moreover, many leading brokerage firms are reluctant to recommend lower-priced securities to their clients and a variety of brokerage house policies and practices currently tend to discourage individual brokers within firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower-priced stocks because the brokerage commission on a sale of lower-priced stocks generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.

Although there can be no assurance that the price of the Company's shares after the reverse split will actually increase in an amount proportionate to the decrease in the number of outstanding shares, the Reverse-Split Proposal is intended to result in a price level for the New Common Stock that will broaden investor interest and provide a market that will more closely reflect the Company's underlying values.

As a growth oriented independent oil and gas exploration and production, and mining company, the Company has extensively relied on outside sources of funds, including the proceeds from the sale of equity securities, to fund its capital expenditures in the past. The Company expects to continue to rely on outside sources of funds in the future, and believes that the Reverse-Split Proposal may enhance the Company's ability to obtain such capital on favorable terms.

EXCHANGE OF STOCK CERTIFICATES AND
ELIMINATION OF FRACTIONAL SHARE INTERESTS
_________________________________________
As soon as practicable after the Effective Date, shareholders will be notified and requested to surrender their Old Common Stock certificates for new certificates representing the number of shares of New Common Stock after the reverse stock split. Until so surrendered, each current certificate representing shares of Old Common Stock will be deemed for all corporate purposes after such Effective Date to evidence ownership of New Common Stock in the appropriately reduced number. Securities Transfer Corporation, 16910 Dallas Parkway, Suite 1001, Dallas, Texas 75248 will be appointed exchange agent (the "Exchange Agent") to act for shareholders in effecting the exchange of their certificates. In cases in which the Reverse-Split Proposal results in any shareholder holding a fraction of a share, the Company will pay the shareholder for such fractional interest on the basis of the average closing market price on the Nasdaq National Market System for the 10 trading days immediately preceding the Effective Date. Because the price of the Common Stock fluctuates, the amount to be paid for fractional shares cannot be determined until such date and may be greater or lesser than the price on the date that any shareholder executes his proxy. In the unlikely event that the Revenue-Split Proposal results in any shareholder owning only a fractional share (i.e., the shareholder owns less than four shares of old Common Stock) the Company will round up the fractional share to one share. There were approximately 750 shareholders of record of the Company as of August 7, 1996. The Reverse-Split Proposal, if adopted, is not expected to cause a significant change in the number of shareholders. The Company has no plans for the cancellation or purchase of its shares from individuals holding a nominal number of shares if the Reverse-Split Proposal is adopted.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES
_______________________________________
The following is a summary of the material federal income tax consequences of the proposed reverse stock split. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations and proposed regulations, court decisions and current administrative rulings and pronouncements of the Internal Revenue Service ("IRS"), all of which are subject to change, possibly with retroactive effect, and assumes that the New Common Stock will be held as a "capital asset" (generally, property held for investment) as defined in the Code. Holders of Old Common Stock are advised to consult their own tax advisers regarding the federal income tax consequences of the proposed reverse stock split in light of their personal circumstances and the consequences under state, local and foreign tax laws.

1. The reverse split will qualify as a recapitalization described in Section 368(a)(1)(E) of the Code.

2. No gain or loss will be recognized by the Company in connection with the reverse split.

3. No gain or loss will be recognized by a shareholder who exchanges all of his shares of Old Common Stock solely for shares of New Common Stock.

4. The aggregate basis of the shares of New Common Stock to be received in the reverse split (including any fractional share deemed received) will be the same as the aggregate basis of the shares of Old Common Stock surrendered in exchange therefor.

5. The holding period of the shares of New Common Stock to be received in the reverse split (including any fractional share deemed received) will include the holding period of the shares of Old Common Stock surrendered in exchange therefor.

6. A holder of Common Stock receiving cash in lieu of a fractional share will be treated as receiving the payment in connection with a redemption of the fractional share, with the tax consequences of the redemption determined under Section 302 of the Code. As such, a holder of Common Stock will generally recognize gain or loss upon such payment equal to the difference, if any, between such shareholder's basis in the fractional share (as described in item 4, above) and the amount of cash received. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shareholder's holding period (as described in item 5, above) exceeds one year. A holder of Common Stock receiving cash in lieu of a fractional share may be subject to dividend treatment on such payment if the redemption of the fractional share is "essentially equivalent to a dividend" under
Section 302 of the Code. However, based on a published IRS ruling, dividend treatment is unlikely if, taking into account the constructive ownership rules set forth in Section 318 of the Code, (a) the shareholder's relative stock interest in the Company is minimal, (b) the shareholder exercises no control over the Company's affairs and (c) there is a reduction in the shareholder's proportionate interest in the Company.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDER OF COMMON STOCK OF THE COMPANY IS URGED TO CONSULT WITH HIS OWN TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, MUNICIPAL, FOREIGN OR OTHER TAXING JURISDICTION.

Vote Required
_____________
Approval by shareholders of the proposed amendment to the Company's Articles of Incorporation in the form set forth on Appendix A hereto effecting the reverse split of the Common Stock and the authorization of a reduction of stated capital requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock voting on the transaction.

FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS A VOTE FOR THE REVERSE-SPLIT PROPOSAL.

Stock Ownership
_______________
The following table sets forth information concerning the beneficial ownership of the Company's Common Stock as of August 7, 1996, by (i) each shareholder known by the Company to own of record or beneficially more than 5% of the Company's outstanding Common Stock; (ii) the Company's chief executive officer
(Mr. Mallon); (iii) each of the Company's Directors and nominees, and (iv) all Directors and Officers as a group.

Name and Address (1)        Number of Shares      Percent Owned
____________________        ________________      _____________
George O. Mallon, Jr.       1,249,024  (2, 3)      15.4%
James A. McGowen               58,185  (3)          0.7%
Kevin M. Fitzgerald           109,739  (3)          1.3%
Roy K. Ross                    22,201  (3)          0.3%
Roger R. Mitchell             191,031               2.4%
Frank Douglass                 31,703               0.4%
Francis J. Reinhardt, Jr.     110,566  (4)          1.4%
Larry Abrams                  565,118               7.0%
Thomas B. McMillan, Jr.       465,859  (5)          5.8%
John Simmet Estate            597,660  (6)          7.4%
Bank of America NT&SA       1,113,173  (7)         12.1%
Robert J. Monroe              548,645  (8)          6.7%
All Officers and Directors
  as a Group (8 persons)    1,781,876  (3)         21.6%

_____________________________
(1) The address of Messrs. Mallon, Fitzgerald, McGowen and Ross is 999 18th Street, Suite 1700, Denver, Colorado 80202. The address of Mr. Mitchell is 5436 Lake Edge Drive, Holly Spring, North Carolina 27540. The address of Mr. Douglass is 4350 Beltway Drive, Dallas, Texas 75244-3110. The address of
Mr. Abrams is 24 Park Central South, New York, New York 10019. The address of Mr. McMillan is P.O. Box 809, Brewton, Alabama 36427. The address of the John Simmet Estate is P.O. Box 9, Newport, Minnesota 55055. The address of Mr. Monroe is
228 St. Charles Avenue, New Orleans, Louisiana 70130. The address of Bank of America NT&SA is 555 California Street, San Francisco, California 94104.

(2)   Includes 8,666 shares owned by Mr. Mallon's wife.

(3) Includes shares that could be acquired upon the exercise of immediately exercisable stock options.

(4) Includes 12,175 shares of the Company's Series B Preferred, which are currently convertible into 28,647 shares of Common
Stock. Does not include 20,000 shares owned by children for which beneficial ownership is disclaimed.

(5)   Includes 27,398 shares owned by Mr. McMillan's children.

(6) Includes 60,021 shares owned by Simcote Inc., and 240,000 shares held by Red Rock Ventures, Inc., both of which are owned by the Simmet Estate.

(7) Consists of shares of Common Stock issuable to Bank of America NT&SA upon the conversion of its 1,100,918 shares of Series A Preferred, which are convertible at any time. The "Percent Owned" calculation for Bank of America NT&SA assumes that such a conversion is made; all other "Percent Owned" calculations ignore the potential effect of the conversion of Bank of America NT&SA's Series A Preferred Stock. Bank of America NT&SA owns 100% of the outstanding shares of Series A Preferred, which carry a voting power equal to 1,113,173 shares of Common Stock and the right to elect one director.

(8) Consists of the following amounts: 17,000 shares owned directly; 54,000 shares of Common Stock, warrants to purchase 94,270 shares of Common Stock and 30,000 shares of Series B Preferred convertible into 70,587 shares of Common Stock owned by a foundation of which Mr. Monroe is president and a director; 281,000 shares of Common Stock, warrants to purchase 94,280 shares of Common Stock, and 15,000 shares of Series B Preferred convertible into 35,293 shares of Common Stock owned by an estate of which Mr. Monroe is the executor; and 79,000 shares of Common Stock and 5,000 shares of Series B Preferred convertible into 11,765 shares of Common Stock owned by a company of which the estate is the sole shareholder. The "Percent Owned" calculation for Mr. Monroe assumes that all outstanding Series B Preferred has been converted; all other "Percent Owned" calculations ignore the potential effect of the conversion of the Series B Preferred.

SHAREHOLDER PROPOSALS
_____________________
Any shareholder proposals to be included in the Board of Directors' solicitation of proxies for the 1997 Annual Meeting of Shareholders must have been received by the Corporate Secretary of the Company at 999 18th Street, Suite 1700, Denver, Colorado
80202, no later than March 1, 1997.

GENERAL AND OTHER MATTERS
_________________________
The Board of Directors knows of no matter, other than those referred to in this Proxy Statement, which will be presented at the Special Meeting. However, if any other matters are properly brought before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment on such matters.

The cost of preparing, assembling, and mailing this Proxy Statement, the enclosed proxy card and the Notice of Special Meeting will be paid by the Company. Additional solicitation by mail, telephone, telegraph or personal solicitation may be done by directors, officers, and regular employees of the Company. Such persons will receive no additional compensation for such services. Brokerage houses, banks and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable expenses.

You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the Special Meeting, as we hope you will, you may vote your shares in person.



ARTICLES OF AMENDMENT OF THE ARTICLES OF INCORPORATION
OF MALLON RESOURCES

FIRST:  The name of the Corporation is Mallon Resources
Corporation.

SECOND: Immediately upon the effectiveness of this amendment to the Corporation's Articles of Incorporation pursuant to the Colorado Business Corporation Act (the "Effective Time"), each four issued and outstanding shares of the Corporation's Common Stock, Par Value $.01 Per Share ("Old Common Stock"), shall automatically, without further action on the part of the Corporation or any holder of such Old Common Stock, be reclassified into one new share of the Corporation's Common Stock, $.01 Par Value Per Share ("New Common Stock"), as constituted following the Effective Time. The reclassification of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time, regardless of when the certificates representing such Old Common Stock are physically surrendered to the Corporation for exchange into certificates representing New Common Stock. After the Effective Time, certificates representing the Old Common Stock will, until such shares are surrendered to the Corporation for exchange into New Common Stock, represent the number and class of New Common Stock into which such Old Common Stock shall have been converted pursuant to this amendment.

In cases in which the conversion of the Old Common Stock into New Common Stock results in any shareholder holding a fraction of a share, the Company will pay the shareholder for such fractional interest on the basis of the average closing market price on the Nasdaq National Market System for the 10 trading days immediately preceding the Effective Time.

THIRD:   Following the Effective Time, the number of outstanding
shares of the Corporation will be reduced. This amendment authorizes the officers of the Corporation to reduce the stated capital of the Corporation to reflect the change in outstanding shares of the Corporation.

FOURTH:   At a meeting of shareholders held on September 3, 1996
the number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.


___________________________________________
Name:  ____________________________________
Title:    ____________________________________